Exhibit 10.18

Executive Officer Compensation

Executive Officer	Title	Base Annual Salary	Bonus Plan Compensation	Other Annual Compensation
Carl Mostert	Chief Executive Officer	$230,000	*	None
Johann Leitner	VP, Strategic Marketing	$224,000	*	None
John Low	Chief Financial Officer	$195,000	*	None
Alan Kiraly	VP, Product Development	$135,000	*	None

* Bonus compensation is determined annually at the discretion of the compensation committee of the Board of Directors.